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                                       1
EXHIBIT 23.1


                                   CONSENT OF
                             INDEPENDENT ACCOUNTANTS


     We consent to the incorporation by reference in the Registration Statements of Raytheon Company on Form S-3 (File Nos. 33-59241; 333-27757 and 333-44321), Form S-4 (File No. 333-78219) and Form S-8 (File Nos. 333-56117 and 333-45629)
of our report dated January 26, 1999, except for the information in Notes B, C and S as to which the date is January 17, 2000, on our audit of the consolidated financial statements and financial statement schedule of Raytheon Company as of December 31, 1998 and 1997, and for each of the three years in the period ended December 31, 1998, which reports are included in this Annual Report on Form 10-K/A.


/s/  PricewaterhouseCoopers LLP
     PricewaterhouseCoopers LLP


Boston, Massachusetts
January 21, 2000